September 20, 2000

Mr. Stuart McNiell
President
Luna Medical Technologies, Inc.
400-900 W. Hastings Street
Vancouver, B.C.


Dear Stuart;

I, Gordon Campbell McDougall, hereby resign effective today as a Director of Luna Medical Technologies, Inc.

Yours truly,


/s/ Gordon Campbell McDougall

Gordon Campbell McDougall

Cc: Mr. Tom Stepp, Jr. c/o Stepp & Beauchamp LLP via fax to 949-660-9010